UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2012

Huntington Bancshares Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-34073	31-0724920
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

41 South High Street, Columbus, Ohio		43287
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-480-8300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 30, 2012, Huntington Bancshares Incorporated (Huntington) announced that it has purchased Fidelity Bank from the Federal Deposit Insurance Corporation (FDIC). Fidelity Bank was closed on March 30, 2012 by the Michigan Office of Financial and Insurance Regulation, which appointed the Federal Deposit Insurance Corporation (FDIC) as the receiver.

Subsequently, the FDIC sold the 15-branch bank to Huntington. Effective Saturday, March 31, 2012, all of Fidelity Bank branches will open as Huntington branches. Huntington currently has 50 banking offices in Southeast Michigan, more than 115 in Michigan and more than 600 branches throughout the Midwest. As of Mar. 9, 2012, Fidelity Bank had approximately $0.8 billion in assets and $0.7 billion of deposits.

The acquisition of the banking operations of Fidelity Bank is structured as an assisted whole bank purchase and assumption transaction without a loss share agreement. Huntington has completed due diligence on more than half of the loan portfolio, resulting in an acquisition asset discount of approximately $150 million. In 2012, the transaction is expected to be over 2% accretive to earnings per share, less than 1% accretive to tangible book value, and very modestly dilutive to Huntington’s capital ratios. Due to the fill-in nature of Fidelity Bank’s branch network, the transaction is expected to exceed internal hurdles for financial returns.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 - News release of Huntington Bancshares Incorporated, dated March 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huntington Bancshares Incorporated

April 2, 2012	By:	Donald R. Kimble

Name: Donald R. Kimble
Title: Senior Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	News Release of Huntington Bancshares Incorporated, dated March 30, 2012.